EXHIBIT 99.1




Gasco
------
Energy



For Immediate Release on Monday, June 26, 2006

         GASCO ENERGY PROMOTES PEGGY HERALD TO CHIEF ACCOUNTING OFFICER

DENVER - June 26, 2006 - (PRNewswire) - Gasco Energy (AMEX: GSX) today announced that its Board of Directors has approved the promotion of Ms. Peggy Herald to Chief Accounting Officer, effective immediately.

Ms. Herald joined Gasco in 2002 as Controller and was since promoted to Vice President and Controller. She has over 18 years of financial, accounting and reporting experience in the oil and gas industry. Prior to joining Gasco, she served as the Financial Reporting Manager for Hallwood Energy Corporation, where she managed the financial reporting process for several publicly traded oil and gas corporations and limited partnerships. She also worked in public accounting for five years at Deloitte & Touche LLP and KPMG LLP. Ms. Herald is a CPA and holds a BS degree in Accounting from PlaceNameplaceRegis PlaceNameUniversity.

"I speak for all Gasco's executives when I say I am pleased that our Board has approved Peggy's promotion," said King Grant, Gasco's Chief Financial Officer. "Gasco continues to practice the highest standards of internal financial and reporting procedures and Peggy's contributions are very important part in the maintaining this integrity. We are fortunate to be able to attract and retain talented financial and technical staff in a time where industry is facing an acute shortage of qualified personnel."

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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